Exhibit 97.1

Approved by FutureFuel Corp.’s

Board of Directors on May 30, 2023

FUTUREFUEL CORP.
CLAWBACK POLICY
(Effective May 30, 2023)

Introduction

The Board of Directors (the “Board”) of FutureFuel Corp. (the “Company”) believes it is in the best interests of the Company and its shareholders to provide competitive compensation packages to executive officers and directors that reward sustained financial and operating performance that creates long-term value for shareholders. The Board has adopted this policy (the “Policy”) to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. For the avoidance of doubt, this Policy applies to awards granted under the Company’s 2017 Omnibus Incentive Plan, effective September 7, 2017 (as it may be amended, restated, modified or supplemented from time to time (the “Incentive Plan”), and the awards issued pursuant thereto. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of New York Stock Exchange LLC and its affiliates (collectively, the “NYSE”) or any other national securities exchange on which the Company’s securities are listed.

Administration

This Policy shall be administered by the Board or, for so long as designated by the Board, the Board’s compensation committee (the “Committee”), in which case references herein to the Board shall be deemed references to the Committee. The Committee shall make a recommendation to the Board for application of this Policy. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Participants

This Policy applies to the Company’s current and former executive officers and directors, as determined by the Board in accordance with Section 10D of the Exchange Act, Rule 10D-1 thereunder and the listing standards of the NYSE or any other national securities exchange on which the Company’s securities are listed, and such other senior executives and employees of the Company and its subsidiaries, and persons engaged by the Company or by any of its subsidiaries to render services as advisors or consultants, who may from time to time be deemed subject to the Policy by the Board (each, a “Covered Participant” and collectively, “Covered Participants”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require prompt reimbursement or forfeiture of any excess Incentive-Based Compensation received by any Covered Participant during the three completed

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fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, in addition to any transition period (that results from any change in the Company’s fiscal year) within or immediately following such three completed fiscal years (the “Recoupment Amount”). The Recoupment Amount shall be computed without regard to any taxes paid by the Covered Participant with respect to such Incentive-Based Compensation. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award in attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part upon the attainment of a “Financial Reporting Measure” (as defined below):

●	Annual bonuses and other short- and long-term cash incentives;

●	Restricted stock;

●	Restricted stock units;

●	Performance shares;

●	Performance units;

●	Stock options (including incentive stock options and nonqualified stock options);

●	Stock awards; and

●	Stock appreciation rights.

A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including any measure that is derived wholly or in part from such measure, including, but not limited to:

●	Cash flow;

●	Earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings);

●	Earnings per share;

●	Growth in earnings or earnings per share;

●	Company stock price;

●	Return on equity or average shareholders’ equity;

●	Total shareholder return;

●	Return on capital;

●	Return on assets or net assets;

●	Return on investment;

●	Revenue;

●	Income or net income;

●	Operating income or net operating income;

●	Operating profit or net operating profit;

●	Operating margin;

●	Return on operating revenue;

●	Market share;

●	Overhead or other expense reduction;

●	Growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index;

●	Strategic plan development and implementation; and

●	Any other similar criteria.

Excess Incentive-Based Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Participant based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Participant had it been based on the restated results, as determined by the Board.

If the Board cannot determine the amount of excess Incentive-Based Compensation received by the Covered Participant directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive-Based Compensation hereunder which may include, without limitation:

●	Requiring reimbursement of cash Incentive-Based Compensation previously paid;

●	Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

●	Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Participant;

●	Cancelling outstanding vested or unvested equity awards; and/or

●	Taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Participant against the loss of any incorrectly awarded Incentive-Based Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”), the NYSE or any national securities exchange on which the Company’s securities are listed (collectively, the “Applicable Rules”).

Effective Date

This Policy shall be effective as of the date first set forth above (the “Effective Date”) and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Covered Participants, whether prior to, on, or after the Effective Date.

Amendment; Termination; Applicable Rules

The Board may amend or terminate this Policy from time to time in its discretion. This Policy shall be interpreted in a manner that is consistent with any Applicable Rule and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to the Company, as of the date the Applicable Rules become effective with respect to the Company, to the extent required for this Policy to comply with the Applicable Rules.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, stock options award agreement, performance-accelerated restricted shares award agreement, stock appreciation rights award agreement, or other similar agreement or instrument entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Participant to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any compensation plan or policy, employment agreement, equity award agreement, stock options award agreement, performance-accelerated restricted shares award agreement, stock appreciation rights award agreement, or other similar agreement or instrument and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with the Applicable Rules.

Successors

This Policy shall be binding and enforceable against all Covered Participants and their beneficiaries, heirs, executors, administrators or other legal representatives.

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